Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FIRST QUARTER FINANCIAL RESULTS

First Quarter (13-week) 2022 Financial Results

BOSTON (4/21/22) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the first quarter ended March 26, 2022. Key results were:

•
First quarter depletions decreased 7% and first quarter shipments decreased 25.1% compared to the quarter ended March 27, 2021
•
First quarter net revenue of $430.1 million decreased 21.1% compared to the net revenue realized in the first quarter of 2021
•
First quarter gross margin of 40.2% was 5.6 percentage points below the 2021 first quarter margin of 45.8%
•
First quarter operating expenses of $175.1 million increased 1.2% compared to the first quarter of 2021
•
First quarter net loss of $2.0 million or $0.16 per diluted share, decreased from net income of $65.6 million or $5.26 per diluted share in the first quarter of 2021. This change between periods was primarily driven by decreased net revenue and gross margins
•
Full-year depletion and shipment growth continues to be estimated at between 4% and 10%

“Despite our depletions decline, we gained dollar share in measured off-premise channels in the first quarter – the second-largest share gain among brewers,” said Chairman and Founder Jim Koch. “The out-of-stock issues that affected our first quarter performance have improved during the quarter, setting us up for additional growth over the rest of the year. As we continue to innovate, today we are announcing the launch of Truly Vodka Seltzer, a new ready-to-drink hard seltzer with 110 calories and 5% ABV, which will begin rolling out later this summer. We believe it will help us compete effectively in the high-end of the hard seltzer category and continue to broaden the reach of the Truly brand.”

“While we met our internal targets for depletions, shipments and financials, our first quarter performance suffers by comparison to our exceptional performance in the first quarter of 2021,” said Dave Burwick, President and CEO. “We fully expect depletion and shipment volumes to improve, both in absolute terms and against less difficult prior year volume comparisons. We also expect margins to increase from the lower first quarter levels as our supply chain performance slowly improves during the remainder of the year. We continue to believe we have strategies in place to get back to company-wide mid single-digit to double-digit depletions growth driven by broad-based growth across our entire portfolio of brands – especially as consumers drink more ‘Beyond Beer’ products – and via our strong innovation pipeline.”

Details of the results were as follows:

First Quarter 2022 (13 weeks ended March 26, 2022) Summary of Results

Depletions for the 2022 first quarter decreased 7% from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, and Dogfish Head brands, partially offset by increases in its Twisted Tea brand. The Company’s Samuel Adams brand depletion volume was nearly equal in both periods.

Shipment volume for the quarter was approximately 1.7 million barrels, a 25.1% decrease from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer, Twisted Tea, Angry Orchard, and Dogfish Head brands, partially offset by increases in its Samuel Adams brand.

The Company believes distributor inventory as of March 26, 2022 averaged approximately five weeks on hand and was at an appropriate level for each of its brands. The Company expects distributors will keep inventory levels below 2021 levels in terms of weeks on hand, as the need for peak season inventory prebuilds is greatly reduced due to our increased production capacity.

The first quarter 2022 gross margin of 40.2% decreased from the 45.8% margin realized in the first quarter of 2021, primarily due to higher supply chain costs and higher materials costs, partially offset by price increases.

Advertising, promotional and selling expenses for the first quarter of 2022 decreased $10.2 million or 7.3% from the first quarter of 2021, primarily due to a net decrease in brand investments of $9.4 million, mainly driven by lower media costs, partially offset by higher investments in local marketing and decreased freight to distributors of $0.8 million primarily due to lower volumes that were partially offset by higher rates.

General and administrative expenses increased by $7.8 million or 24.3% from the first quarter of 2021, primarily due to increased salaries and benefits costs and increases in services provided by third parties,

The Company recorded an expense of $4.8 million in contract termination costs in the first quarter of 2022, resulting from further negotiations with suppliers that eliminated future shortfall fees.

The Company’s effective tax rate for the first quarter was a tax benefit of 14.5% compared to a tax provision of 14.4% in the prior year. In the first quarters of 2022 and 2021, the Company recorded tax expense of $0.03 per diluted share and a tax benefit of $0.69 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

The Company expects that its March 26, 2022 cash balance of $15.8 million, together with its future operating cash flows and the unused balance on its $135.0 million line of credit, will be sufficient to fund future cash requirements.

During the 13-week period ended March 26, 2022 and the period from March 27, 2022 through April 16, 2022, the Company did not repurchase any shares of its Class A Common Stock. As of April 16, 2022, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion and shipments estimates

Year-to-date depletions through the 16-week period ended April 16, 2022 are estimated by the Company to have decreased approximately 6% from the comparable period in 2021.

Year-to-date shipments through the 16-week period ended April 16, 2022 are estimated by the Company to have decreased approximately 23% from the comparable period in 2021.

Full-year 2022 Projections

The Company currently projects full-year 2022 Non-GAAP earnings per diluted share of between $11.00 and $16.00. This projection excludes the impact of ASU 2016-09 and is highly sensitive to changes in volume projections particularly related to the hard seltzer category and supply chain performance as well as inflationary impacts that have accelerated since we provided our last guidance. The Company’s actual 2022 earnings per share could vary significantly from the current projection. The 2022 fiscal year includes 53 weeks compared to the 2021 fiscal year which included only 52 weeks. Underlying the Company’s current 2022 projection are the following full-year estimates and targets:

•
Depletions and shipments increase of between 4% and 10%. In the first quarter of 2022 total depletions declined 7% compared to the first quarter of 2021 and increased 38% compared to the first quarter of 2020. In order for the Company to achieve the mid-point of its full year depletions range, its depletions for the remainder of the year must increase 10% compared to the last nine months of 2021 and increase 29% compared to the last nine months of 2020.
•
National price increases of between 3% and 5%.
•
Gross margin of between 45% and 48%.
•
Increased investments in advertising, promotional and selling expenses of between $0 and $20 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.
•
Non-GAAP effective tax rate of approximately 26%, excluding the impact of ASU 2016-09. This effective tax rate also excludes any potential future changes to current federal income tax rates and regulations.
•
Estimated capital spending of between $140 million and $190 million.

Use of Non-GAAP Measures

Non-GAAP effective tax rate and earnings per diluted share, excluding the impact of ASU 2016-09, are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses these non-GAAP financial measures to make operating and strategic decisions and to evaluate the Company’s overall business performance. The Company is unable to reconcile the projection for its Non-GAAP effective tax rate and earnings per diluted share, excluding the impact of ASU 2016-09, because the Company is unable to predict the impact of future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these non-GAAP measures on a forward-looking basis. Management believes these forward-looking non-GAAP measures provide meaningful and useful information to investors and analysts regarding our outlook and facilitate period to period comparisons of our forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 25, 2021 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head Brewery, and Bevy Long Drink as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. We also produce and sell Hard Mt Dew under a license agreement with PepsiCo, Inc. and Sauza Agave Cocktails under a license agreement with Jim Beam Brands Co. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Thursday, April 21, 2022

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)
	March 26,	March 27
	2022	2021
Barrels sold	1,705	2,275
Revenue	$457,288	581, 709
Less excise taxes	27,175	36,629
Net revenue	430,113	545,080
Cost of goods sold	257,161	295,450
Gross profit	172,952	249,630
Operating expenses:
Advertising, promotional and selling expenses	130,615	140,859
General and administrative expenses	39,698	31,946
Contract termination costs and other	4,752	—
Impairment of assets	41	227
Total operating expenses	175,106	173,032
Operating (loss) income	(2,154)	76,598
Other expense:
Interest expense	(33)	(29)
Other expense	(100)	(6)
Total other expense	(133)	(35)
(Loss) income before income tax (benefit) provision	(2,287)	76,563
Income tax (benefit) provision	(332)	10,998
Net (loss) income	$(1,955)	$65,565

Net (loss) income per common share - basic	$(0.16)	$5.34
Net (loss) income per common share - diluted	$(0.16)	$5.26

Weighted-average number of common shares -basic	12,300	12,271
Weighted-average number of common shares - diluted	12,300	12,457

Net (loss) income	$(1,955)	$65,565
Other comprehensive (loss) income:
Foreign Currency translation adjustment	50	20
Total other comprehensive income (loss), net of tax:	50	20
Comprehensive (loss) income	$(1,905)	$65,585

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	March 26,	December 25,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$15,769	$26,853
Restricted cash	—	39,468
Accounts receivable	101,884	55,022
Inventories	162,592	149,118
Prepaid expenses and other current assets	24,012	21,462
Income tax receivable	52,276	53,418
Total current assets	356,533	345,341
Property, plant and equipment, net	668,876	664,815
Operating right-of-use assets	50,780	52,774
Goodwill	112,529	112,529
Intangible assets	103,614	103,677
Third-party production prepayments	80,573	88,294
Other assets	17,092	19,354
Total assets	$1,389,997	$1,386,784
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$112,711	$85,920
Accrued expenses and other current liabilities	124,457	161,552
Current operating lease liabilities	8,366	7,634
Total current liabilities	245,534	255,106
Deferred income taxes, net	87,516	87,495
Line of credit	15,000	—
Non-current operating lease liabilities	51,689	53,849
Other liabilities	5,334	6,925
Total liabilities	405,073	403,375
Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,214,612 and 10,183,801 issued and outstanding as of March 26, 2022 and December 25, 2021, respectively	102	102
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,068,000 and 2,068,000 issued and outstanding as of March 26, 2022 and December 25, 2021, respectively	21	21
Additional paid-in capital	615,041	611,622
Accumulated other comprehensive loss	(143)	(194)
Retained earnings	369,903	371,858
Total stockholders' equity	984,924	983,409
Total liabilities and stockholders' equity	$1,389,997	$1,386,784

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	March 26,	March 27
	2022	2021
Cash flows (used in) provided by operating activities:
Net (loss) income	$(1,955)	$65,565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,634	16,996
Impairment of assets	41	227
Loss (gain) on disposal of property, plant and equipment	21	(36)
Change in right-of-use assets	1,994	1,965
Other non-cash expense (income)	45	(48)
Stock-based compensation expense	2,922	4,957
Deferred income taxes	21	4,565
Changes in operating assets and liabilities:
Accounts receivable	(46,973)	(26,723)
Inventories	(11,205)	(30,581)
Prepaid expenses, income tax receivable, other current assets and other assets	(937)	(14,369)
Third-party production prepayments	7,721	(21,584)
Accounts payable	26,799	36,912
Accrued expenses, other current liabilities and other liabilities	(37,706)	(16,095)
Change in operating lease liabilities	(1,428)	(2,020)
Net cash (used in) provided by operating activities	(41,006)	19,807
Cash flows used in investing activities:
Purchases of property, plant and equipment	(23,767)	(39,278)
Proceeds from disposal of property, plant and equipment	66	320
Other investing activities	—	145
Net cash used in investing activities	(23,701)	(38,813)
Cash flows provided by financing activities:
Proceeds from exercise of stock options and sale of investment shares	2,010	6,768
Net cash paid on note payable and finance leases	(475)	(435)
Line of credit borrowings	30,000	—
Line of credit repayments	(15,000)	—
Payment of tax withholding on stock-based payment awards and investment shares	(2,380)	(5,951)
Net cash provided by financing activities	14,155	382
Change in cash and cash equivalents and restricted cash	(50,552)	(18,624)
Cash and cash equivalents and restricted cash at beginning of year	66,321	163,282
Cash and cash equivalents end of period	$15,769	$144,658

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com